Exhibit 10.9

                                       ISO
                        SERVICES AND MARKETING AGREEMENT
                            - Credit Review by EFS -

      This Agreement ("Agreement") is made as of the 29th day of February, 2000 by and between EFS NATIONAL BANK, a national banking association organized under the laws of the United States with its principal offices located at 2525 Horizon Lake Drive, Suite 120, Memphis, TN 38133 ("EFS") and Integrated Merchant Services, Inc. ("the Company").

                                    RECITALS

      WHEREAS, EFS is a member in good standing of VISA USA, Inc. ("VISA"), and MasterCard International, Inc. ("MasterCard"), together known herein as the "Associations" and provides processing and other services involved with and relating to MasterCard and VISA credit card sales transactions ("Sales").

      WHEREAS, the Company (i) markets electronic benefit transfer ("EBT"), credit card and debit card services to businesses; (ii) provides point-of-sale equipment to support EBT, credit and debit card services.

      WHEREAS, as a bank and member of MasterCard and VISA, EFS wishes to assist in having Company registered as a merchant service provider for MasterCard and as an independent sales organization for VISA (collectively herein "MSP") and to provide the authorization and settlement services of EFS to compliment the marketing skills of Company, as more fully described herein, all without limiting the right of EFS to continue to develop its own marketing relationships and service systems in the future as well as the right to market and sell its own systems and equipment and the systems of third parties at any time.

      WHEREAS, MasterCard, VISA and EFS have adopted rules and regulations relating to all aspects of Sales and Sales processing (such rules and regulations. as amended from time to time, are herein called the "Rules").

      WHEREAS, the Company and EFS desire to enter into this Agreement to set forth the terms and conditions upon which the Company will market, and provide certain support services in connection with EFS's bank card transaction processing services and EFS will process transactions of such customers for authorization and settlement, all in accordance with the Rules.

      WHEREAS, the Company shall still maintain direct relationships with other third parties directly to provide check guarantee services, private label card services (i.e., American Express).

      NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and EFS hereby agree as follows:

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1. General.

      1. Company Obligations.

            i. The Company will use its best efforts to market all available processing services of EFS to merchants and solicit completed applications from merchants, on the form attached hereto as Schedule A and as modified from time to time by EFS (the "Merchant Agreement"), for processing by EFS of sales of goods and services of the applying merchants ("Sales"'). Any such merchant accepted by EFS is herein called a "Merchant". The Company shall market such services utilizing its own employees and agrees not to enter into any agreement with its affiliates, other ISOS, sub-ISOs or agents to solicit EFS services without the express written consent of EFS.

            ii. The Company will provide the following support services to the
Merchants:

                  1. Installing and programming the equipment used by Merchants to submit Sales;

                  2. Training Merchants' employees to operate Electronic Draft Capture hardware, software, documentation and equipment in accordance with EFS quality standards, and

                  3.    Training Merchants on Rules.

            iii. The Company will be responsible for payment and/or reimbursement of all fees. expenses, penalties and charges from VISA and MasterCard incurred in connection with the registering and maintaining the ISO/MSP registration of Company initially and throughout the term of this Agreement.

            iv. The Company shall provide EFS with any information the Company obtains which indicates the reasonable likelihood of material credit problem(s) of a Merchant based upon the underwriting standards mutually established by the Company and EFS.

            v. The Company will be authorized to activate new merchants after approval by EFS.

            vi. Company will conduct a credit review of all merchant applications at applying mutually agreed upon credit review standards and processes for prospective Merchants, and will forward Merchant Agreements to EFS for those prospects that satisfy the criteria.

            vii. The Company will provide Merchant with supplies necessary to process transactions. In the event Merchants obtain supplies from EFS, EFS will charge Company for such supplies at the rate EFS normally charges.


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            viii. Company will take all necessary and appropriate action to remain in good standing as an MSP/ISO.

      2. EFS Obligation.

            i. EFS will conduct its own credit review of merchants forwarded by Company and make final credit decision.

            ii. EFS and the Merchants will enter into Merchant Agreements in accordance with the Rules. Clearance of Sales and payments to Merchants will be made directly from EFS to such Merchants in accordance with the Merchant Agreements, or as permitted otherwise by Rules. The Company shall have, at its option, the right to cure and resubmit the declined application for reconsideration by EFS, but nothing in this Agreement shall prevent EFS from rejecting any prospective Merchant or canceling an existing Merchant at any time.

            iii. EFS will operate as the Association member and contracting party for the Merchant Agreements.

            iv. EFS will electronically transfer to the bank designated by Merchant the proceeds of Sales transactions, less deduction for fees and charges in accordance with the terms of the Merchant Agreement.

            v. EFS will provide the same level of service to support the Merchants established by Company that EFS provides to direct EFS merchant accounts.

            vi. Company will do its own fraud monitoring. However, if requested, EFS will provide merchant fraud monitoring for Company's merchants at the same level of support that it employs for direct merchants of EFS. Notwithstanding this level of support EFS will not be liable for any losses due to chargebacks, fraud, or any other reason resulting from undertaking this service on behalf of Company.

            vii. EFS will provide an accurate monthly statement to each Merchant summarizing transactions for all Merchant locations by the 15th of the month for the previous month's transactions for the fee specified on Schedule C.

            viii. EFS will pay the Company by the 15th of the month for the previous month's transactions as set forth in this Agreement.

            ix. EFS will perform all clearing and settlement services for Sales by Merchants for the fees set forth on Schedule C.

      3. Merchant Agreements.

            A. EFS retains the right, in its sole and absolute discretion to reject any proposed Merchant Agreement or, upon thirty (30) days notice to the Merchant and the


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Company, to terminate any existing Merchant Agreement. Provided, however, that
EFS may terminate a Merchant Agreement immediately at any time without notice if, in the judgment of EFS, financial or other harm to EFS or the Company is reasonably likely to occur unless it is terminated. The Company may request that EFS terminate a Merchant Agreement at any time, if in the judgment of the Company, financial or other harm to EFS or the Company is reasonably likely to occur unless it is terminated. Such approval to the Company shall not be unreasonably withheld, delayed or denied.

            B. The Company acknowledges and agrees that Merchants will be parties to Merchant Agreements with EFS and that EFS as a member of VISA and MasterCard will have a direct contractual relationship with Merchants as required by the Rules. While those merchant agreements are solely between EFS and its Merchants, EFS and Company acknowledge and agree that Company enjoys a special business relationship. With those Merchants to which Company markets, and that this relationship permits Company to influence the Merchants in their choice of transaction processor. The parties further acknowledge that Company will continue to enjoy that relationship even after prospective Merchants sign an EFS Merchant Agreement. The loyalty of these Merchants to Company is a valuable asset which Company can sell to another entity, as provided herein, and shall be referred to herein as the "Merchant Relationships."

            C. Subject to the following conditions, and conditions elsewhere in this Agreement, EFS agrees that Company may sell its Merchant Relationships by EFS conveying, assigning and transferring to a third party the portfolio of Merchant Agreements-

                  (1) The Company agrees that in the event the Company receives a bona fide offer to purchase some or all of the Company's then existing Merchant portfolio on the EF S platform which the Company desires to accept, EFS will be notified of the terms of such offer in writing. EFS is hereby granted the right of first refusal to purchase such portfolio being offered at a price and on such terms equal to the offer. EFS may exercise its right of first refusal hereunder by giving written notice of such election to the Company within fourteen (14) days of EFS receiving notice of the offer. EFS may pay in cash or in unrestricted Concord EFS stock at the market value, provided that such stock on the date of acceptance is (I) then publicly traded on any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market lists; and (ii) is freely transferable on such market on the date issued by the Company without violation of any securities laws or any inordinate delay or expense. In the event that EFS does not exercise its option within such period, the right of first refusal provided herein shall terminate with respect to that specific offer. Any materially different proposal must be offered first to EFS.

                  (2) Regardless of whether EFS shall choose to exercise its right of first refusal, EFS shall be entitled to continue processing for all Merchants for the balance of the term of this Agreement, and any agreement to sell Merchants must so stipulate,

                  (3) EFS shall be named as a party to any such agreement to sell the Merchant Relationship,


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                  (4) Company and purchaser must agree that Company and
purchaser shall be liable to EFS for all chargebacks and other losses incurred in processing for assigned merchants,

                  (5) If this Agreement has not expired, purchaser must agree to enter into an agreement containing substantially the same terms as provided herein with respect to the Merchant Agreements sold and assigned by the Company to such purchaser including a provision releasing EFS from liability for chargebacks as herein provided and

                  (6) In the event of such sale, the terms of this Agreement shall continue between the Company and EFS as to any remaining or future Merchant accounts. Company shall not be relieved of any obligations under this Agreement until its expiration.

If I he foregoing conditions have been satisfied, EFS will agree to assign Company's portfolio of EFS Merchant Agreements to purchaser.

            C. In the event of any change of control, sale, or transfer of EFSNB or its parent, whether such change of control, sale or transfer occurs by merger, stock or asset purchase or otherwise, this Agreement and all of its terms will continue in full force and effect for the remaining term of the Agreement and any renewal term.

      4. Exclusivity.

            i. Company acknowledges that EFS is its exclusive processor and the Company will not market the sales processing service of entities other than EFS to retail Merchants during the initial term or any extended term of this Agreement and EFS will be Company's exclusive provider in selling or attempting to sell these services to Merchants; provided, however, that in the event EFS rejects a prospective merchant because of the merchant's credit worthiness, the nature of the business, or for any reason, the merchant will be submitted to EFS' alternate provider of processing services. Should the merchant also be rejected by the alternate provider, the Company can offer merchant services under another MSP relationship.

            ii. Nothing in this Agreement shall obligate EFS to deal with the Company on an exclusive basis and EFS can offer and contract with other providers of the same or similar services and/or develop similar products of its own and compete directly with Company for Merchants without giving priority to the Company.

      5. Independent Contractors. The relationship created hereunder between EFS and the Company shall be solely that of independent contracts entering into an Agreement. No representations or assertions shall be made or actions taken by either party which could imply or establish any agency, joint venture, partnership, employment or trust relationship between the parties with respect to the subject matter of this Agreement. Neither EFS nor Company shall have any authority or power whatsoever to enter into any Agreement, contract, or commitment on


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behalf of the other, or create any liability or obligation whatsoever on behalf of the other, to any person or entity.

      6. System Modification. The parties will use commercially reasonable efforts to ensure that modifications or upgrades of each party's services or products are consistent with industry standards and compatible with the other party's system. The parties will provide a reasonable notice of not less than sixty (60) days for those modifications that affect communication with the other party.

      7. ISO/MSP Rules. The Company acknowledges that it has been provided a copy of the Member Services Provider rules of MasterCard International and the Independent Sales Organization Rules of VISA, U.S.A. and that it has read and understands those Rules and agrees to abide by and be bound by them in all material respects.

      8. Restrictions On Marketing To Existing EFS Customers.

            i. The Company acknowledges that EFS is currently providing debit, credit, check authorization and other services to a number of accounts at various locations throughout the United States. The Company further recognizes and acknowledges that as a part of the overall marketing effort to EFS to sell its products and services, EFS will continue to solicit accounts directly with its own employees, through independent outside sales representatives and pursuant to marketing agreements with independent entities similar to this Agreement with Company.

            ii. In entering this Agreement and permitting the Company to market the same products and services being sold by other marketing arms of EFS, EFS does not intend for Company to solicit existing accounts of EFS, but only intends for Company to solicit new accounts. In consideration for being permitted to market the products of EFS, Company covenants that during the term of this Agreement, including any renewal terms, it will not solicit the sale Interruption In Services. Prior to and upon termination of this Agreement, including any renewal terms, it will not solicit the sale of and will not sell any products or services of EFS to existing accounts of EFS.

2. Term

      1. Initial Term.

            i. Subject to the provisions of early termination pursuant to
Section 8 hereof, the initial term of this Agreement shall be for five (5) years beginning on the date first written above (the "Initial Period"), and after the Initial Period, this Agreement shall automatically renew for periods of one year until terminated by either party upon providing the other party written notice of termination not less than 180 days prior to the end of the then existing term.


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

      2. Interruption In Services. Prior to and upon termination of this Agreement (for any reason), the parties agree to use commercially reasonable best efforts to ensure such termination does not result in a substantial interruption of the business of any Merchant.

3. Registration and Compliance.

      a. Registration. During the term of this Agreement, the Company shall maintain its registration with the Associations in a manner to permit operations conducted by it pursuant to this Agreement. The Company shall comply with any reasonably necessary requirements, including payment of registration or other fees required by the Associations, to maintain such registration, which have been made on its behalf by EFS to satisfy said registration requirements.

      b. Registration Packages. Attached hereto as Schedule B are the registration packages filed with the Associations on behalf of EFS and the Company. The Company and EFS warrant, as to the respective information of each, that such information is correct and accurate and that either will inform the other forthwith of any change of facts which cause such information to be inaccurate.

      c. Rules. The Company and EFS agree to abide by all Rules as they may change from time to time.

      d. Prior Review of Marketing Materials. The Company agrees that EFS has the right to review and approve sales and marketing materials relating to the service provided by the Company hereunder solely with respect to compliance with the Rules and the use of UK; name and "logos" prior to any use of the same, and the Company agrees to notify EFS prior to any material changes to such sales and marketing and materials, so that EFS may review such changes to ensure that they are in compliance with applicable Rules and that use of the EFS name and logo are satisfactory to EFS. In the event that EFS does not respond to a written request for approval within ten (10) business days of submission of proposed materials, the approval of EFS shall be deemed given, and the Company may proceed with publication and use of such materials. The Company and EFS agree that the Associations have the right to perform procedural reviews of the Company and Merchants, and agree to cooperate to assure that, in the event of such a review, VISA and MasterCard receive the program data and related materials as required.

4. Financial Information.

      a. Annual Information. Within one hundred and twenty (120) days after the close of the Company's fiscal year, the Company, at its sole expense, shall furnish EFS a balance sheet, income statement and statement of cash flow of the Company on a consolidated basis for such year, prepared in accordance with generally accepted accounting principles consistently applied and reviewed by an independent accounting firm, and certified by the company to fairly present the financial condition of the Company.


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

      b. Quarterly Information. Within ninety (90) days after the end of each fiscal quarter (except for the fourth quarter), the Company, at its sole expense, shall furnish to EFS a balance sheet, income statement and statement of cash flow of the Company, for such quarter on an unconsolidated basis, certified as correct by the Chief Financial Officer of the Company. Such financial statement shall not be required to include notes necessary to be in accordance with generally accepted accounting principles, and may be subject to normal year-end audit adjustments.

      c. Inspection. Upon at least five (5) days written notice to the President of the Company, EFS and/or the Associations, VISA USA and MasterCard International, may visit and inspect the corporate office of the Company at any time during normal business hours, and at a place mutually agreed upon, to examine the books, accounts, records and to take extracts therefrom and discuss the affairs, finances or accounts of, and to be advised as to the same by the officers of the Company, in such detail and through such agents and representatives as they may reasonably desire so far as such properties and details are involved with the business conducted under this Agreement.

      d. EFS Payments. EFS will supply to Company on request, electronically, and in hard copy, documentation and evidence supporting the calculation of payments due hereunder after transactions are processed. EFS shall maintain such information and make available to the Company, upon request, such information during the term of this Agreement (including all renewal terms) and for a period of two (2) years following the termination of EFS's obligation to pay Residuals hereunder.

5. Indemnification and Warranties.

      a. Company Indemnification. Company shall indemnify EFS, VISA and MasterCard, and hold them harmless from and against any and all claims, demands, losses, costs, liabilities, damages, judgments or expenses (including attorneys' fees) arising out of or relating to (i) any material breach by Company of its representations, warranties or agreements under this Agreement, (ii) any act or omission by Company which violates any applicable federal, state or local law, rules or regulations, or which violates any operating rules or regulations of VISA or MasterCard, (iii) any negligent act or negligent omission or intentionally wrongful conduct of the Company or of its agents, employees or other persons or entities acting on its behalf under this Agreement, or (iv) any obligation(s) Company has to any party in connection with merchants under this Agreement or any obligation Company has in operating its company.

      b. EFS Indemnification. EFS shall indemnify the Company, VISA and MasterCard and hold them harmless from and against any and all claims, demands, losses, costs, liabilities, damages, judgments or expenses (including attorneys' fees) arising out of or relating to (i) any material breach by EFS of its representations, warranties or agreements under this Agreement, (ii) any act or omission by EFS which violates any applicable federal, state or local laws, rules or regulations, or which violates any operating rules or regulations of VISA or MasterCard, or (iii) any negligent act or negligent omission or intentionally wrongful conduct of EFS or of its agents,


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employees or other persons or entities acting on its behalf under this
Agreement, or (iv) any obligation(s) EFS has to any party in connection with Merchants or any obligation EFS has in operating its business.

      c. the failure or delay in performance caused by acts of God, strikes, flood, fire, war, public enemy, electrical or equipment failure, failures by third parties or other events beyond its control.

      d. Limitation. EXCEPT WHERE SUCH LIABILITY ARISES FROM AND IS DIRECTLY RELATED TO A THIRD PARTY CLAIM, IN NO EVENT SHALL EITHER PARTY'S LIABILITY OF ANY KIND TO THE OTHER HEREUNDER INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, EVEN IF SUCH PARTY SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE. THE INDEMNITY FOR CLAIMS BY THIRD PARTIES WILL BE GOVERNED BY SECTIONS 5(a) AND 5(b) AND WILL NOT BE LIMITED OR AFFECTED BY THIS PARAGRAPH.

      e. Warranties. The Company and EFS each warrants and represents to the other that it is not a party to, or subject to, or bound by, any agreement or judgment which would prevent the execution of this Agreement by such party, nor will the execution and delivery of this Agreement or the consummation of the transaction contemplated hereby, and the fulfillment of the terms hereof result in a violation or breach of any of the terms or provisions of, or constitute a default under, or conflict with any obligation under any covenant, agreement, or other instrument to which entity is a party or by which such entity is bound. The Company further warrants that there are no contractual or other restrictions upon its right to solicit merchants on behalf of EFS and that soliciting merchants on behalf of EFS to provide the services contemplated by this Agreement will not constitute a breach of the inducement of a breach of any contract between the Company and any other party.

      f. Survival. The terms of this Section 5 shall survive termination of this Agreement.

6. Payments

      a. Payments. EFS shall be entitled to receive all amounts paid by the Merchants under the terms of the Merchant Agreement between EFS and the Merchant, which amounts shall be distributed in accordance with the terms of this Agreement.

      b. Payments To The Company. EFS shall pay to the Company a monthly Residual for all Company's Merchants for whom merchant processing is provide EFS. The term Residual shall mean the difference between the discount fees and other merchant charges paid by the merchants and those fees and charges to the Company described within this Agreement and in Schedule C-1. Following termination of this Agreement, the Company shall continue to receive


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its Residuals following such termination for as long as the Merchant account continues its Merchant Relationship with EFS provided that Residuals shall not be due following any termination resulting from breach of this Agreement by Company, except for Residuals already accrued and owing to the Company and not yet paid by EFS. The provisions of this paragraph and all other provisions of the Agreement necessary to give effect to this paragraph shall survive the termination of the Agreement. In consideration of this continued Residual payment, Company agrees not to solicit or try to convert such Merchants from EFS for as long as EFS is making payments hereunder to the Company with respect to such Merchants.

      c. Chargebacks & Reserve Account

            (1) Merchants signed pursuant to this Agreement shall be responsible for all chargebacks and losses in any way arising under or related to the Merchant Agreements (collectively "Chargebacks"). If Merchant is unable or unwilling to pay, Company shall immediately be obligated for and shall immediately pay to EFS the full amount of any Chargeback loss.

            (2) EFS will establish a reserve fund to be used as a source of payment for potential chargebacks from Merchants who use EFS services as a result of Company's efforts pursuant to this Agreement. The Company acknowledges and agrees that the reserve fund and related reserve account as described in this Section 6(c) is and shall be the property of EFS. EFS agrees to use and administer the account according to the terms of this Agreement, particularly this Section 6(c). The Company agrees To pay EFS, by check or wire transfer, the amount of $10,000 on the date this Agreement is executed. EFS will deposit this amount into a reserve account at its affiliate, EFS Federal Savings Bank, to fund potential obligations of the Company under this Section 61 c) (the "Reserve Fund"). In addition, each month EFS will reserve 2 basis points (.0002) of the gross merchant volume of the preceding month, to be withheld from the current month's residual payment for all charge volumes and added to the Reserve Fund. This procedure will be followed until the Reserve Fund reaches $200,000 (the "Balance Cap"). As long as the Balance Cap is maintained there will be no further withholdings from the residual payments to the Company for the Reserve Fund. The Reserve Fund will be maintained at this level for so long as EFS pays Residuals to the Company under this Agreement.

            (3) Inn consideration for the Company's agreement for EFS to establish and own the Reserve Fund, EFS agrees that Company shall receive interest on all amounts held in the Reserve Fund at a fixed rate equal to the EFS Federal Savings Bank savings account rate in effect on the date of this Agreement, or 4.5 percent, whichever is higher. If the Reserve Fund account balance is below the Balance Cap, interest earned will be credited to the Reserve Fund account until the Balance Cap is reached. EFS will transfer interest earned in excess of any amount needed to maintain the Balance Cap to the Company as part of the monthly Residual Payment.

            (4) EFS agrees to assign all rights, title, and interest, and to transfer the balance in the Reserve Fund account to the Company, by check or wire transfer, when EFS is no longer paying Residuals to the Company pursuant to this Agreement. Company agrees that this


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payment of the Reserve Fund account balance will not be made earlier than 60 days following the date of the last Residual payment to the Company.

            (5) The balance of the Reserve Account shall be paid to the Company not less than 60 days after EFS is no longer paying Residuals to the Company pursuant to this Agreement.

            (6) EFS agrees that in the event the Company pays for any Chargebacks, EFS shall assign to the Company all of its rights, and shall provide such information and documents which it has in its possession, to enable the Company to prosecute claims to recover such Chargebacks.

      d. Additional Collateral. Should the liability of Company to EFS exceed the amount of the Reverse Account and the Residuals at any time, and should the liability remain unsatisfied for a period of 5 days following demand, EFS shall be entitled to satisfy the obligation through the Company's portfolio of EFS Merchants. Company agrees that if its obligations are not satisfied as otherwise provided herein, EFS shall be permitted to retain, and shall be relieved and discharged of its obligation to assign, Merchant Agreements to the extent necessary to satisfy obligations of Company.

      e. Security Interest. To secure all obligations of the Company to EFS arising from this Agreement, Company hereby grants EFS a security interest in the Residuals, all proceeds of the Residuals, and any and all Company funds deposited with EFS or held in deposit accounts with any EFS affiliates. This security interest may be offset or otherwise exercised by EFS without notice or demand and stands as continuing collateral security for the timely performance by Company of any and all obligations to EFS, now existing or hereafter arising. EFS shall have the benefits of all remedies afforded pursuant to this Agreement or the Uniform commercial Code as in effect in the state of Tennessee. To the extent permitted by law the Company hereby irrevocably appoints EFS or its authorized agent as true and lawful attorney in fact to execute and file any financing statements or related documents in order to fully perfect this security interest.

      f. Other Rights. In the event the Reserve Fund and the Residuals owed to Company are insufficient to cover Chargebacks owed by Company, EFS may exercise any other legal rights EFS has against Company under the indemnity or otherwise. In no event shall the Reserve Fund provisions of this paragraph or other rights provided hereunder limit the liability of Company or limit the legal remedies available to EFS.

      g. Increases in Fees. During the term of this Agreement (including any renewal terms), EFS shall not increase the fees and charges provided in Schedule C, except that EFS shall be entitled to increase fees and charges to offset direct increases to EFS in the costs of providing the services hereunder including but not limited to the following: (i) increased interchange, (ii) changes in the Rules or operation procedures of either VISA or MasterCard resulting in cost increases, (iii) increases by any other card issuer or card network, or (iv) assessments by federal, state or local governmental authority resulting in such cost increases. Any such increase shall


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become effective thirty (30) days from the date EFS notifies Company of such increase. EFS agrees to provide the Company satisfactory proof the increase was received by EFS.

7. Confidentiality.

      EFS and Company shall keep confidential and disclose to no other person, firm or entity, other than VISA or MasterCard, names, addresses and identities of Merchants, the schedule of Fees, the Properties (as defined herein), and the methods of doing business of the other party hereto and the financial and other information disclosed pursuant to Section 4 above. The foregoing restriction on disclosures shall not apply, however, to disclosure or use by a party of information or knowledge which (a) such party can demonstrate was already lawfully in its possession prior to disclosure thereof by the other party, (b) is or becomes generally known to the public through no fault of such party, (c) is lawfully acquired by such party from other sources not reasonably known to be under a similar nondisclosure obligation with respect to such information or knowledge, (d) is required by law or in connection with litigation, arbitration or other proceedings to be disclosed, or (e) is required to be provided to governmental auditors or regulators,

8. Termination.

      a. Breach. Either party may terminate the Agreement by providing written notice of termination to the other party upon (i) the breach by the other party of any material term, covenant, obligation, restriction or condition contained in this Agreement, and (ii) the continuation of such breath for a period of thirty (30) days following receipt by the breaching party of notice of such breach by the non-breaching party.

      b. Bankruptcy. Either party may terminate this Agreement immediately in the event of insolvency, receivership or voluntary or involuntary bankruptcy of the other party, or an assignment for the benefit of the party's creditors, or in the event that a substantial part of the other party's property is or becomes subject to any levy, seizure, assignment or sale for or by any creditor or governmental agency without being released or satisfied within thirty (30) days thereafter.

      c. Loss Of Association License. This Agreement shall be deemed terminated automatically in the event of a termination of EFS's applicable Association(s) license and/or its membership in either Association, or if the regulations of Associations are mended in any way that the continued existence of this Agreement would cause EFS or Company to be in material breach of such regulations.

9. Miscellaneous.

      a. Amendment. This Agreement shall not be amended or modified in any respect except by a writing duly executed by both parties.


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      b. Assignment. EFS may from time to time, delegate duties under Agreement to subsidiaries or affiliates without notice to the Company, provided, however, that EFS shall remain liable to the Company for any such duties and obligations. The Company may not subcontract, sublicense, assign, license, franchise or in any other manner attempt to transfer to any third party any right, duty, or obligation of the Company.

      c. Severability. If any one or more of the covenants, agreements or provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, the invalidity of such covenants, agreements or provisions shall in no way affect the validity or effectiveness of the remainder of this Agreement, and this Agreement shall continue in force to the fullest extent permitted by law.

      e. Complete Agreement. This Agreement, together with the Exhibits attached hereto, comprise the full and final statement of the agreement of the parties relating to the subject matter hereof. All prior discussion, negotiations, agreements, representations, warranties and statements are fully merged herein and superseded hereby.

      d. Notices. All notices required or permitted by any provision of this Agreement shall be in writing and shall be deemed give when personally delivered to an officer of the addressee, or when deposited in the certified United Sates mail, return receipt requested, postage paid, properly addressed to the parties at the address set forth in the first paragraph hereof.

      f. Ownership. The programs, processes, equipment, software, technology, trademarks, service marks, devices and other intellectual and physical properties (the "Properties") used in connection with the performance of this Agreement will continue to be proprietary to and owned by the respective party providing them, and nothing contained in this Agreement resulting from its performance will give the other party any right, title, license or interest of any kind in said Properties.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be properly executed as of the day and year first above written.

                                       EFS NATIONAL BANK


                                       By_______________________________________


                                       Integrated Merchant Services, Inc.


                                       By_______________________________________

Pricing - ISO Processing

ISO receives 75% of all revenue above the listed fees

Authorizations                          0 - 100,000 per month             [    ]
                                        100,001 to                        [    ]
                                        250,000 to                        [    ]
                                        500,000 to                        [    ]
                                        1,000,001 per month               [    ]
                                        2,000,000 per month               [    ]
                                        surcharge for EBT & Debit         [    ]
                          Voice                                           [    ]

                          per item or
Processing & Settlement   batch header  0 - 250,000 per month             [    ]
                                        250,001 to 499,000                [    ]
                                        500,000 to 999,999                [    ]
                                        1,000,000 to 1,999,999            [    ]
                                        over 2,000,000 per month          [    ]

Sponsorship               per item      debit & EBT - optional            [    ]

Interchange                                 pass through
MOTO / Internet Transactions                Interchange + 10 basis
                                            points &                      [    ]
Dues/Assessments                            pass through
Card Association Charges                    pass through
Communications                              15% markup
Base 1 Access                               pass through
Postage                                     pass through

Merchants on file                         per merchant/month              [    ]

Customer Service & Help Desk              per active merchant/month       [    ]

ACH                       per item                                        [    ]

File Transmissions                      monthly per transmission site     [    ]

Merchant Supplies                       optional not included in quote

Chargeback Processing                   per item                          [    ]

Fraud Monitoring                        per item optional service         [    ]

EBT Setup per account $30.000

Dedicated Line for Support              monthly optional service          [    ]

Conversion of Existing Merchants                                          [    ]

Equipment                                                                 [    ]

Reserve                                                           [            ]


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